UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

October 7, 2010

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 7, 2010, the Board of Directors of the China Recycling Energy Corporation (the “Company”) approved the increase in the size of the Board of Directors (the “Board”) from seven members to nine members. At the same time, the Board of Directors appointed Mr. Yilin Ma and Mr. Chungui Shi as new members of the Board to fill the vacancies on the Board until their successors have been duly elected and qualified. Mr. Shi is also appointed as a member of the Compensation Committee of the Board.

Each of Mr. Ma and Mr. Shi was nominated and elected as a director in accordance with the terms of an Amended and Restated Shareholders Agreement among the Company, Carlyle Asia Growth Partners III, L.P,  CAGP III Co-Investment, L.P (“Carlyle”), China Cinda (HK) Asset Management Co., Ltd. (“Cinda”) and Mr. Guohua Ku, on August 18, 2010 (the “Shareholders Agreement”) in connection with a sale and purchase of up to two (2) convertible notes under a Notes Purchase Agreement entered into by the Company and Cinda on the same day.  Each such convertible note will be issued for a principal amount equal to the US Dollar equivalent of RMB 50 million (the “Notes”).  In connection with the Notes Purchase Agreement, affiliates of the Company and Cinda, entered into a Capital Trust Loan Agreement, in which affiliates of Cinda will raise 100 million RMB and lend such amount to the Company’s subsidiary, Xi’an TCH Energy Technology Co., Ltd. (the “Loans”).  If the Loans do not occur, then the principal amount of the Notes to be issued to Cinda will be increased to the US dollar equivalent of RMB 100 million each.  The largest potential aggregate amount of principal outstanding would be the US dollar equivalent of RMB 200 million.  The description of the transactions with Cinda and its affiliates is qualified by the Company’s disclosures contained in its Current Report on Form 8-K filed on August 20, 2010, which is incorporated herein by reference.

Since October 2008, Mr. Ma has served, and continues to serve, as an executive director of China Cinda (HK) Asset Management Co., Ltd. and since December 2007, Mr. Ma has served, and continues to serve as a non-executive director of Jiangsu Lianyungang Port, Co., Ltd., a China based port company listed on Shanghai Stock Exchange under stock code 601008.

Mr. Ma previously served as Chief Investment Officer of Well Kent International Holding (“Well Kent”) from October 2006 to October 2008, General Manager of Zhejiang Province Construction and Real Property Development Company from January 2005 to October 2006, and manager of general administration office of Well Kent from January 2001 to January 2005.  Mr. Ma received his bachelor in engineering from College of International Politics in 1988 in China and his mater in law degree from China University of Political Science and Law in 1995.

Since May 2007, Mr. Shi has served, and continues to serve, as a non-executive director of Aluminum Corporation of China Limited (“Chalco”), a China based aluminum exploitation, development, production, processing, sale, research and development company traded on NYSE under trading symbol of ACH, Hong Kong Stock Exchanges under stock code of 2600 and Shanghai Stock Exchange under stock code of 601600.  Since April 2008, Mr. Shi has served, and continues to serve, as an independent director of Intime Department Store (Group) Company Ltd., a Hong Kong based company in department store business listed on Hong Kong Stock Exchange under stock code of 1833.  Mr. Shi serves, and has since December 2009, as an independent director of China National Materials Company Ltd. (“Sinoma”), a China based company mainly in cement equipment and engineering services, glass fiber, cement and high-tech materials business listed on Hong Kong Stock Exchanges under stock code of 1893.  Additionally, Mr. Shi serves as an independent director of Xi’an City Commercial Bank, a commercial bank in Xi’an city, China, and has served as such since August 2010.

Mr. Shi previously served as Vice Chairman of the Board of Directors, Tianjin Steel Pipe (Group) Corporation from June 2001 to September 2003, Vice President, China Cinda Asset Management Co. Ltd from April 1999 to June 2001, Vice President of the Investment Association of China from September 1995 to September 2000, and Deputy Governor of China Construction Bank from December 1993 to April 1999.  Mr. Shi received his Bachelor in Finance degree from Dongbei University of Finance and Economics in 1964 and is a senior economist in China.

Based on its investigation, the Board determined that Mr. Shi is “independent” under the independence requirements of The NASDAQ Stock Market LLC and Rule 10A-3 under the Securities Exchange Act of 1934, and he does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on its review, the Board also determined that Mr. Ma and Mr. Shi each qualifies as “Non-Employee Directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Internal Revenue Code and related regulations.

In connection with the appointment, the Board of Directors of the Company has authorized the Company to provide Mr. Shi with (i) compensation in the amount of $2,000 per month and (ii) the grant of an option to purchase 40,000 shares of the Company’s Common Stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock on October 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: October 14, 2010	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer